EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-112378, 333-36598, and 333-53633-100) pertaining to the Weatherford International, LLC 401(k) Savings Plan of our report dated June 23, 2015, with respect to the financial statements and schedules of the Weatherford International, LLC 401(k) Savings Plan included in this Annual Report (Form 11-K) as of December 31, 2014 and 2013 and for the year ended December 31, 2014.

/s/ Melton & Melton, L.L.P.

Houston, Texas
June 23, 2015